Exhibit 99.1

Synagro Technologies Announces Pricing of Common Stock Offering

    HOUSTON--(BUSINESS WIRE)--June 15, 2005--Synagro Technologies, Inc. (Nasdaq SmallCap:SYGR), ("the Company") announced today the pricing terms of its previously announced common stock offering of primary and secondary shares. The offering will consist of 33,000,000 shares priced at $4.30 per share. In addition, certain of the Company's stockholders have granted the underwriters an option to purchase up to 4,950,000 additional shares at the offering price within 30 days to cover over-allotments, if any. While the Company's shares will continue to be traded on the Nasdaq SmallCap Market, its shares are also expected to begin trading tomorrow on the Archipelago Exchange, or ArcaEx.
    Banc of America Securities LLC and Lehman Brothers Inc. are the joint book-running managers for the offering. In addition, CIBC World Markets is a lead manager, and Raymond James and Sanders Morris Harris are co-managers for the offering.
    A registration statement relating to the common stock has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering of these securities will be made only by means of a prospectus. A copy of the final prospectus may be obtained by contacting: Banc of America Securities LLC, 100 West 33rd Street, New York, New York 10001 (or via e-mail at dg.prospectus_distribution@bofasecurities.com), or Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) the risk that the Company's new credit facility, Follow-On Equity Offering, and tender offer discussed herein might not close, (2) unseasonable weather, (3) changes in government regulations, (4) the ability to find, timely close, and integrate acquisitions, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings and registration statements filed with the Securities and Exchange Commission.

    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700